Exhibit 3.1
CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

TALLY HO VENTURES, INC.

Tally Ho Ventures, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of Tally Ho Ventures, Inc. be amended by changing the First Article changing the name of the corporation thereof so that, as amended, said Article shall be and read as follows:

The name of the corporation shall be “Premier Wealth Management, Inc."

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware, and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on September 26, 2007.

IN WITNESS WHEREOF, the above mentioned corporation has caused this certificate to be signed by Nigel Gregg, its President and Chief Executive Officer, this 26th day of September 2007.

By: /s/Nigel Gregg
Nigel Gregg, President, C.E.O.